SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No.     )

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CALIFORNIA PIZZA KITCHEN, INC.

(Name of Registrant as Specified in its Charter)

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CALIFORNIA PIZZA KITCHEN, INC.

6053 West Century Boulevard, 11th Floor

Los Angeles, California 90045-6430

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 26, 2005

Dear Stockholder:

You are invited to attend the Annual Meeting of the Stockholders of California Pizza Kitchen, Inc., a Delaware corporation, which will be held on Thursday, May 26, 2005 at 10:00 AM, in the Redondo Room at the Sheraton Gateway Hotel, 6101 W. Century Blvd., Los Angeles, California 90045, for the following purposes:

1.	To elect a board of directors. Our nominating and governance committee has nominated the following individuals for election at the meeting: William C. Baker, Larry S. Flax, Henry Gluck, Steven C. Good, Charles G. Phillips, Avedick B. Poladian and Richard L. Rosenfield.

2.	To approve The California Pizza Kitchen Executive Bonus Plan.

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending January 1, 2006.

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on April 18, 2005 are entitled to notice of, and to vote at, this meeting and any adjournments or postponements thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at our offices.

Your attention is directed to the accompanying proxy statement. We invite all stockholders to attend the annual meeting. To ensure that your shares will be voted at this meeting, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed envelope. You can also vote your shares by telephone or via the Internet. Voting instructions for telephone and Internet voting are printed on the proxy card. If you are a holder of record and you attend this meeting, you may vote in person, even though you have sent in your proxy. Stockholders who hold their shares through an account with a brokerage firm, bank or other nominee who desire to vote in person at the meeting will need to obtain a proxy form from the institution that holds their shares and follow the instructions on that form.

Accompanying this notice and proxy statement is a copy of our 2004 annual report to stockholders.

By Order of the Board of Directors,

Susan M. Collyns

Chief Financial Officer and Secretary

IMPORTANT: The prompt return of proxies will save us the expense of further requests for proxies in order to ensure a quorum at the meeting. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States.

Los Angeles, California

April 25, 2005

CALIFORNIA PIZZA KITCHEN, INC.

6053 West Century Boulevard, 11th Floor

Los Angeles, California 90045-6430

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 26, 2005

The accompanying proxy is solicited by the board of directors of California Pizza Kitchen, Inc., a Delaware corporation (referred to herein as the “Company” or in the first person notations “we,” “our” and “us”), for use at our 2005 Annual Meeting of Stockholders to be held on Thursday, May 26, 2005, and any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The date of this proxy statement is April 25, 2005, the approximate date on which we first sent or gave this proxy statement and the accompanying form of proxy to stockholders.

General Information

Annual Report.    An annual report on Form 10-K for the fiscal year ended January 2, 2005 is enclosed with this proxy statement.

Voting Securities.    Only stockholders of record as of the close of business on April 18, 2005 will be entitled to vote at the meeting and any adjournment or postponement thereof. As of that date, there were 19,306,209 shares of our common stock, par value $0.01 per share, issued and outstanding. Stockholders may vote in person or by proxy. Each holder of shares of our common stock is entitled to one (1) vote for each share of stock held on the proposals presented in this proxy statement. Our bylaws provide that the holders of a majority of the issued and outstanding shares of our stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum.

Solicitation of Proxies.    We will bear the cost of soliciting proxies. We may solicit stockholders through our regular employees and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have shares of our stock registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. We also may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation. We may engage a proxy solicitation firm to assist us and, if we do, we expect the cost of the engagement to be no more than $20,000.

Voting of Proxies.    All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the direction of the stockholder. If no choice is indicated on the proxy, the shares will be voted in favor of the director-nominees and the other proposals. However, for shares held through a broker or other nominee who is a New York Stock Exchange member organization, those shares will only be voted in favor of proposal number two if the stockholder has provided specific voting instructions to the broker or other nominee to vote the shares in favor of proposal number two. A stockholder who holds shares in his or her own name and who gives a proxy has the power to revoke his or her proxy at any time prior to the time it is voted by delivery to the Secretary of the Company of a written instrument revoking the proxy or a duly executed proxy with a later date or by attending the meeting and voting in person. Stockholders who hold their shares through an account with a brokerage firm, bank or other nominee who desire to revoke their proxies or to vote in person at the meeting will need to obtain a proxy form from the institution that holds their shares and follow the instructions on that form.

Stockholders also have the choice of voting by using a toll-free telephone number or via the Internet. Please refer to your proxy card enclosed with this proxy statement or the information forwarded by your bank, broker or other holder of record. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. EDT on May 25, 2005. The telephone and Internet voting procedures are designed to authenticate you as a stockholder by use of a control number and to allow you to confirm that your instructions have been properly recorded.

PROPOSAL NUMBER ONE

ELECTION OF DIRECTORS

Director Nominees.    The table below sets forth the Company’s directors, the director nominee and certain information, as of April 21, 2005, with respect to age and background.

Name	Age	Position
Larry S. Flax	62	Co-Chief Executive Officer, Co-President, Co-Chairman of the Board and Director

Richard L. Rosenfield	59	Co-Chief Executive Officer, Co-President, Co-Chairman of the Board and Director

William C. Baker	71	Director

Henry Gluck	76	Director

Steven C. Good	62	Director Nominee

Charles G. Phillips	56	Director

Avedick B. Poladian	53	Director

Larry S. Flax, a co-founder, was named Co-President in January 2004 and has served as Co-Chief Executive Officer since July 2003 and as Co-Chairman of the Board since our formation in October 1985. From 1985 to 1996, Mr. Flax had also served as Co-Chief Executive Officer. In January 2002, Mr. Flax co-founded LA Food Show, Inc., a restaurant operating company and now one of our wholly-owned subsidiaries, and served as co-president of that company. Prior to founding California Pizza Kitchen, he practiced law as a principal in Flax and Rosenfield, Inc. after serving as an Assistant United States Attorney, Department of Justice and Assistant Chief, Criminal Division and Chief, Civil Rights Division of the United States Attorney’s Office in Los Angeles. Mr. Flax also serves on the board of directors of Arden Realty, Inc.

Richard L. Rosenfield, a co-founder, was named Co-President in January 2004 and has served as Co-Chief Executive Officer since July 2003 and as Co-Chairman of the Board since our formation in October 1985. From 1985 to 1996, Mr. Rosenfield had also served as Co-Chief Executive Officer. In January 2002, Mr. Rosenfield co-founded LA Food Show, Inc., a restaurant operating company and now one of our wholly-owned subsidiaries, and served as co-president of that company. Prior to founding California Pizza Kitchen, he practiced law as a principal of Flax and Rosenfield, Inc. after serving with the Department of Justice, Criminal Division, Appellate Section in Washington, D.C. and as an Assistant United States Attorney, Special Prosecutions Section of the Criminal Division, in Los Angeles. Mr. Rosenfield also serves on the board of directors of Callaway Golf Company.

William C. Baker has served as a director since May 2002. Mr. Baker is the Chief Executive Officer and Chairman of Callaway Golf Company, a golf club manufacturer. From 1997 to August 2004, Mr. Baker was a principal of the real estate investment firm of Baker & Simpson, L.L.C. From August 1998 to April 2000, Mr. Baker was the President of Meditrust Operating Company. He was President and Chief Executive Officer of the Los Angeles Turf Club, Inc., a subsidiary of Magna International, Inc., from December 1998 to June 1999. He was Chairman and Chief Executive Officer of The Santa Anita Companies, Inc., a subsidiary of Meditrust Operating Company, from November 1997 to December 1998. Prior to that, he was Chairman of Santa Anita Realty Enterprises, Inc. from April 1996 to November 1997 and Chairman, President and Chief Executive Officer of Santa Anita Operating Company from August 1996 to November 1997. He was President and Chief Operating Officer of Red Robin International, Inc. (a restaurant chain) from May 1993 to May 1995, and Chairman and Chief Executive Officer of Carolina Restaurant Enterprises, Inc. from August 1992 to December 1995. Mr. Baker was the principal stockholder and Chief Executive Officer of Del Taco, Inc. from 1977 until 1988 when that business was sold. He also serves as a Director of Callaway Golf Company, La Quinta Corporation (f/k/a The Meditrust Companies), Public Storage, Inc. and Javo Beverage Company.

Henry Gluck has served as a director since August 2003. Mr. Gluck is a consultant to Magna Entertainment, an owner and operator of horse racetracks and a developer of real estate. He served as Chairman and Chief Executive Officer of Caesars’ World, a hotel and gaming company, from 1983 until 1995. From 1995 to 2003, Mr. Gluck was Co-Chairman of Transcontinental Properties, developers of Lake Las Vegas. Mr. Gluck has served on the board of directors of many publicly traded companies, including ITT Corp., Sheraton Hotel Corp., Cordura Corporation, Growth Realty, Daylin, Gibralter Savings and Loan Association, Monogram Industries and Metal Box America. Mr. Gluck serves on the Board of Trustees of Andrus Gerontology Center at the University of Southern California. He also serves on the Board of Advisors/Executive Committee at the UCLA Medical Center.

Steven C. Good is nominated as a director. Mr. Good is a founding partner of Good Swartz Brown & Berns LLP, an accounting, auditing and business advisory firm. He was previously a partner in Freeman Horowitz & Good, as well as Leventhal & Horwath, a national accounting firm. He is a founder and past Chairman of CU Bancorp and is a director of several public companies including: Arden Realty Inc., a real estate investment trust; OSI Systems, Inc., a provider of security and medical monitoring systems; Big Dogs Holdings Inc., a retailer; and Kayne Anderson MLP Investment Company, which participates in direct investing or purchase of oil-related properties. Mr. Good is past Chairman of the Board for the Jewish Home for the Aging; a member of the Board for the American Friends of the Hebrew University; and a member of the Chancellor’s Circle of UCLA.

Charles G. Phillips has served as a director since November 2000. Mr. Phillips is the Chief Operating Officer of Prentice Capital Management, LLC, an investment management firm he joined at the beginning of 2005. Mr. Phillips retired from Gleacher & Co., an investment banking and management firm, where he was a managing director from 1991 to 2002 and President from 1998-2001. Mr. Phillips currently serves on the board of directors of Champps Entertainment, Inc. and has served on the boards of several public and private companies and private investment funds.

Avedick B. Poladian has served as Director since September 2004. Mr. Poladian is currently Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Lowe Enterprises, Inc., a real estate developer. He was previously a senior partner in the public accounting firm of Arthur Andersen LLP. He also serves on the board of Psomas, an architectural and engineering firm. Mr. Poladian was past Chairman and is currently a Board Member of the YMCA of Metropolitan Los Angeles; a former Trustee and Vice Chairman of the Board of Loyola Marymount University; a past Chairman and current Board Member of the Los Angeles Area Chamber of Commerce; a Board Member of University of Southern California School of Public Policy, Planning and Development; and a Trustee of the Museum of the American West (formerly the Autry Museum of Western Heritage).

Currently, all directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. There are no family relationships among our directors and officers. During the fiscal year ended January 2, 2005, our board of directors held seven meetings. Other than Rick J. Caruso, each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the board of directors and (ii) the total number of meetings held by all committees of the board on which such director served during 2004.

Each member of our board of directors is expected to attend the Company’s Annual Meeting of Stockholders. Except for Mr. Caruso, all of the current members of our board of directors who served in that capacity at the time of our 2004 Annual Meeting of Stockholders attended such annual meeting.

Vote Required and Board of Directors’ Recommendation

If a quorum is present and voting, the seven nominees for the positions of directors receiving the highest number of votes will be elected. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Our board of directors unanimously recommends a vote “FOR” the nominees named above.

Committees of the Board

Our board of directors has three standing committees: an audit committee, a compensation committee, and a nominating and governance committee. In addition, the independent directors of the Company’s board of directors meet in executive session at least twice a year.

Audit Committee

The audit committee is primarily concerned with the accuracy and effectiveness of the audits of our financial statements by our internal accounting staff and our independent registered public accountants. This committee’s function is to review our quarterly and annual financial statements with our independent registered public accountants and management, review the scope and results of the examination of our financial statements by the independent registered public accountants, approve all professional services performed by the independent registered public accountants and related fees, determine whether to retain or replace our independent registered public accountants and periodically review our accounting policies and internal accounting and financial controls. The audit committee is also responsible for establishing and overseeing our internal reporting system relating to accounting, internal accounting controls and auditing matters. The audit committee is governed by a written charter. A more complete description of the committee’s functions is set forth in the charter which is publicly available on our website at www.cpk.com. This committee met nine times during the fiscal year ended January 2, 2005.

The members of the audit committee during the year ended January 2, 2005 were William C. Baker, Henry Gluck and Charles G. Phillips. In September 2004, Mr. Baker left the committee and was replaced by Avedick B. Poladian. Mr. Baker served as chair of the audit committee until September 2004 when Mr. Phillips was appointed to serve in that role. All of the current members of the audit committee are “independent” as required by applicable listing standards of The Nasdaq Stock Market. The board of directors has determined that Mr. Phillips is an “audit committee financial expert” within the meaning of Item 401(h)(2) of Regulation S-K. See page 3 for a discussion of Mr. Phillips’ business experience.

Compensation Committee

The compensation committee’s function is to review salary and bonus levels and stock option grants for executive officers and key employees. Our compensation committee consists of Messrs. Phillips, Gluck and Poladian. Mr. Phillips serves as chair of the compensation committee. All of the compensation committee members are “independent” as defined by applicable listing standards of The Nasdaq Stock Market, and no member of the compensation committee has served as one of our officers or employees at any time. This committee met 10 times during the fiscal year ended January 2, 2005. For additional information concerning the compensation committee, see “Report of the Compensation Committee of the Board of Directors on Executive Compensation.”

Nominating and Governance Committee

The nominating and governance committee has the sole right, and the full power and authority of the board of directors, to determine by majority vote the director nominees to be presented to the stockholders for vote. Our nominating and governance committee consists of Messrs. Gluck, Phillips and Poladian, all of whom are “independent” as defined by applicable listing standards of The Nasdaq Stock Market. Mr. Phillips serves as chair of the nominating and governance committee. This committee met once during the fiscal year ended January 2, 2005. This committee will consider candidates for the board recommended by stockholders. The nominating and governance committee is governed by a written charter. A more complete description of the committee’s functions is set forth in the charter which is publicly available on our website at www.cpk.com.

The nominating and governance committee’s nominees for election at the annual meeting of stockholders to the board of directors are William C. Baker, Larry S. Flax, Henry Gluck, Steven C. Good, Charles G. Phillips,

Avedick B. Poladian and Richard L. Rosenfield. Mr. Caruso, one of our current directors, has advised the board of directors that he will not stand for re-election due to other commitments. Other than Mr. Good, all of the nominees for the upcoming election of directors are current members of the board of directors. If elected, the nominees will serve as directors until our annual meeting of stockholders in 2006 and until their successors are duly elected and qualified. If a nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominee as we may designate. Mr. Flax, our Co-Chief Executive Officer, Co-President and Co-Chairman of the Board, recommended Mr. Good to the nominating and governance committee as a potential director nominee.

Pursuant to the terms of Messrs. Flax’s and Rosenfield’s employment agreements, we will use our reasonable best efforts to cause them to be nominated to the board of directors and continue to be named Co-Chairmen of the Board during the term of the employment agreements.

The Company’s Director Nominations Process

In April 2004, we adopted corporate governance guidelines (the “Guidelines”) to help the board of directors fulfill its responsibility to our stockholders to oversee the work of management and the Company’s business results. The Guidelines are publicly available on our website at www.cpk.com. The Guidelines may be amended from time to time by our board of directors only upon a determination by the nominating and governance committee that such change is in our best interests and those of our stockholders and the subsequent approval of such change by the full board of directors.

Pursuant to the Guidelines, communications sent to us with respect to candidates for director proposed by our stockholders shall be forwarded to the chair of our nominating and governance committee. This committee shall then review and consider the stockholder proposal in connection with our next annual meeting of stockholders so long as the proposal is received prior to the applicable deadline for the submission of stockholder proposals generally.

The nominating and governance committee shall periodically review with our board of directors the appropriate skills and characteristics required of board members given the current board composition. Our board of directors will be comprised of individuals who have distinguished records of leadership and success in their arena of activity and who will make substantial contributions to the board’s operations. The board’s assessment of director candidates includes, but is not limited to, consideration of relevant industry experience, general business experience, relevant financial experience, and compliance with independence and other qualifications necessary to comply with applicable Nasdaq listing standards, and any applicable tax and securities laws and the rules and regulations thereunder. Specific consideration shall also be given to: (i) roles and contributions valuable to the business community, (ii) personal qualities of leadership, character, and judgment, as well as whether the candidate possesses and maintains throughout service on the board of directors a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards, (iii) relevant knowledge and diversity of background and experience in such things as business, finance and accounting, marketing, international business, government and the like; or (iv) whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at all meetings.

A director’s qualifications in light of these criteria is considered at least each time the director is nominated or re-nominated for membership on our board of directors. The nominating and governance committee screens and recommends all director candidates to our board of directors. Each of the nominees named above were recommended by the nominating and governance committee.

Stakeholder communications

As set forth in the Guidelines, our Co-Chief Executive Officers are responsible for establishing effective communications with our stakeholders, including stockholders, customers, employees, communities, suppliers, creditors, governments, and corporate partners. It is the policy of the board of directors that management speaks for the Company. This policy does not preclude independent directors from meeting with stakeholders, but management, where appropriate, should be present at such meetings. Stockholders who wish to communicate with our board of directors may address their communications to the attention of our Secretary at our principal executive offices. The Secretary shall maintain a log of all such communications. The Secretary shall promptly forward those communications that he or she believes require immediate attention to the lead independent director selected by the independent directors from among themselves, or by a procedure of selection adopted by the independent directors. The Secretary shall also provide the lead director on a quarterly basis with a summary of all stakeholder communications and actions taken in connection therewith. The lead director shall notify our board of directors or the chairs of the relevant committees of those matters which he or she believes are appropriate for further discussion or action. Communications sent to the board of directors with respect to candidates for director proposed by our stockholders shall be forwarded and reviewed in the manner described above.

Reincorporation

We reincorporated into Delaware on December 22, 2004.

PROPOSAL NUMBER TWO

APPROVAL OF THE CALIFORNIA PIZZA KITCHEN EXECUTIVE BONUS PLAN

On March 31, 2005, the compensation committee of the board of directors unanimously approved The California Pizza Kitchen Executive Bonus Plan (the “Bonus Plan”), subject to stockholder approval.

The compensation committee believes the proposed Bonus Plan should be supported by stockholders as it will allow us to:

•	provide our executive officers with an objective performance-based variable compensation opportunity that is contingent upon the achievement of measurable financial performance milestones;

•	reward the achievement of annual milestones that directly affect the creation and sustenance of long-term stockholder value;

•	provide an annual cash incentive compensation opportunity that is competitive for our executive officers, with the incremental compensation provided only if performance meets or exceeds established goals;

•	address concerns about retention of executive officers who are presently in great demand at other companies; and

•	qualify the Bonus Plan under the performance-based exception pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

We generally seek to preserve our ability to claim tax deductions for compensation paid to executives to the extent practicable. Code Section 162(m) limits to $1 million our deduction for compensation paid in a taxable year to an individual who, on the last day of the taxable year, was the chief executive officer or among the four other highest-compensated executive officers whose compensation is reported in the Summary Compensation Table (generally referred to as the “Named Officers”). “Qualified performance-based compensation” is not subject to this deduction limit, and therefore is fully deductible, if certain conditions are met. In order to qualify under the performance-based compensation exception under Code Section 162(m), and thereby avoid potential nondeductibility of bonus compensation paid to the Named Officers, the material terms of the performance goals under the Bonus Plan must be approved by stockholders. Accordingly, the Bonus Plan is being submitted for approval by our stockholders.

Description of the Performance Bonus Plan

Eligibility for Awards

Awards under the Bonus Plan may be granted by the compensation committee to employees holding Vice President or more senior executive-level positions with us. There are currently 15 employees in this category.

Purpose

The purpose of the Bonus Plan is to attract and retain employees with outstanding competencies who will strive for excellence, motivate those individuals to exert their best efforts on behalf of our company by providing them with compensation in addition to their base salaries and further the identity of interests of such employees with those of our stockholders through a strong performance-based reward system. If certain requirements are satisfied, bonuses issued under the Bonus Plan may qualify as deductible “performance-based compensation” within the meaning of Code Section 162(m).

Administration

The Bonus Plan will be administered by the compensation committee of the board of directors, consisting of no fewer than two members of the board of directors who are “outside director” within the meaning of Section 162(m) of the Code.

Bonus Award

Under the Bonus Plan, eligible employees will be eligible to receive awards based upon the attainment and certification of certain performance criteria established by the compensation committee. The performance criteria the compensation committee may choose from may include one or more of the following (a “Qualifying Performance Criteria”):

•	cash flow;

•	earnings per share;

•	earnings before interest and taxes;

•	earnings before interest, taxes, depreciation and amortization;

•	earnings before interest, taxes, depreciation, amortization and pre-opening costs;

•	return on equity;

•	total stockholder return;

•	share price performance;

•	return on capital;

•	return on assets or net assets;

•	revenue;

•	income or net income;

•	operating income or net operating income;

•	operating profit or net operating profit;

•	operating margin or profit margin;

•	return on operating revenue;

•	return on invested capital;

•	market segment shares;

•	sales;

•	unit openings; and

•	customer satisfaction.

The performance criteria may differ for each eligible employee. Performance criteria may apply to us as a whole, to one of our business units or to a subsidiary. Any individual performance objectives must relate to a performance target that is objectively determinable within the meaning of Code Section 162(m). For example, individual performance objectives may include objectively measurable improvement in our customer satisfaction.

The compensation committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, and (v) any extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in managements’ discussion and analysis of financial condition and results of operations appearing in our annual report to stockholders for the applicable year. Awards shall be determined by applying the bonus formula to the target award amount of each eligible employee. The compensation committee retains the discretion to reduce or eliminate any award that would otherwise be payable pursuant to the Bonus Plan.

For the 2005 fiscal year, the compensation committee approved target awards for each executive officer based upon our achieving a targeted level of earnings before interest, taxes, depreciation, amortization and pre-opening costs. These 2005 fiscal year bonuses are subject to stockholder approval of the Bonus Plan, and are intended to qualify as deductible “performance-based” compensation under Code Section 162(m).

Payment of Bonus Awards

All awards will be paid to each eligible employee as soon as is practicable, and in any event within two and one-half months, after the close of the performance period.

Awards to be Granted to Certain Individuals and Groups

Awards under the Bonus Plan are determined based on actual future performance. Therefore, the amounts that will be paid pursuant to the Bonus Plan are not currently determinable. The maximum amount to be paid to any eligible employee under the Bonus Plan for any calendar year will not exceed $1.2 million.

Amendment and Termination

The compensation committee may amend, suspend or terminate the Bonus Plan at any time. Stockholder approval shall be obtained for any amendment to the extent necessary and desirable to quality the awards under the Bonus Plan as performance-based compensation under Code Section 162(m) and to comply with applicable laws, regulations or rules.

Transferability

No eligible employee shall have the right to alienate, pledge or encumber his or her interest in the Bonus Plan, and such interest shall not (to the extent permitted by law) be subject in any way to the claims of the eligible employee’s creditors or to attachment, execution or other process of law.

Federal Income Tax Consequences

Under present federal income tax law, eligible employees will recognize ordinary income equal to the amount of the award received in the year of receipt. That income will be subject to applicable income and employment tax withholding by us. If, and to the extent that, the Bonus Plan payments satisfy the requirements of Code Section 162(m) and otherwise satisfy the requirements for deductibility under federal income tax law, we will receive a deduction for the amount constituting ordinary income to the eligible employee.

Further Information Regarding the Bonus Plan

The foregoing is only a summary of the Bonus Plan and is qualified in its entirety by reference to its full text, a copy of which is attached hereto as Appendix A and is incorporated herein by reference. Stockholders are urged to read the Bonus Plan in its entirety before casting their votes.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the votes cast on the proposal at the annual meeting of stockholders, at which a quorum representing a majority of all outstanding shares of our common stock is present, either in person or by proxy, is required for approval of this proposal. Votes for or against, abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. However, abstentions and broker non-votes will have no effect on the outcome of this vote.

If stockholders hold their shares through a broker, bank or other nominee and do not instruct them how to vote, the broker may have authority to vote the shares. However, the New York Stock Exchange (“NYSE”) has adopted regulations that prohibit brokers or other nominees that are NYSE member organizations from voting in favor of proposals relating to equity compensation plans unless they receive specific instructions from the beneficial owner of the shares to vote in that manner. Therefore, for shares held through a broker or other nominee who is a NYSE member organization, those shares will only be voted in favor of this proposal if the stockholder has provided specific voting instructions to the broker or other nominee to vote the shares in favor of this proposal.

Our board of directors unanimously recommends a vote “FOR” adoption of The California Pizza Kitchen Executive Bonus Plan.

PROPOSAL NUMBER THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Our board of directors has selected Ernst & Young LLP as independent registered public accountants to audit our financial statements for the fiscal year ending January 1, 2006. Ernst & Young LLP has acted in such capacity since its appointment during the fiscal year ended December 28, 1997. A representative of Ernst & Young LLP will be present at the annual meeting of stockholders with the opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions.

Audit and Non-Audit Fees

The following table summarizes the fees paid or payable to Ernst & Young LLP for services rendered for the fiscal years ended December 28, 2003 and January 2, 2005.

	Fiscal Year ended January 2, 2005	Fiscal Year ended December 28, 2003
Audit Fees(1)	$500,000	$155,000
Audit-Related Fees(2)	$18,600	$13,500
Tax Fees(3)	$251,500	$125,000
All Other Fees	$0	$0

(1)	Audit Fees consists of fees billed for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are provided by Ernst & Young LLP in connection with regulatory filings or engagements. Included in fiscal 2004 are fees of $251,900 for professional services rendered in connection with Ernst & Young LLP’s audit of the Company’s management’s assessment of internal controls over financial reporting as required by the Sarbanes-Oxley Act of 2002 and $42,000 for additional 2003 fees approved after the fling of last year’s proxy statement.

(2)	Audit-Related Fees consists of fees related to pension audits.

(3)	Tax Fees consists of fees billed for professional services rendered for tax advice, of which $44,100 of the fees in fiscal 2004 were for outsourced tax compliance related services. These services include assistance regarding federal, state and local tax returns and compliance and assistance with tax incentives and tax audits with local, state and federal agencies.

Policy on Appointment, Replacement and Compensation of Independent Registered Public Accountants

Our audit committee has the sole authority to appoint or replace our independent registered public accountants (subject, if applicable, to stockholder ratification). The committee is directly responsible for the compensation and oversight of the work of the independent registered public accountants (including resolution of disagreements between management and the independent registered public accountants regarding financial reporting) for the purpose of preparing or issuing an audit report or related work.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accountants

Our audit committee, or a subcommittee of the committee, pre-approves the provision of all auditing and non-audit services (including tax services) by the independent registered public accountants up to a specified dollar amount and also approves all audit and non-audit engagement fees and terms with the independent registered public accountants. During fiscal 2003 and 2004, all of the services related to the audit and other fees described above were pre-approved by our audit committee or sub-committee and none were provided pursuant to any waiver of the pre-approval requirement.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the votes cast on the proposal at the annual meeting of stockholders, at which a quorum representing a majority of all outstanding shares of our common stock is present, either in person or by proxy, is required for approval of this proposal. Votes for or against, abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. However, abstentions and broker non-votes will have no effect on the outcome of this vote.

Our board of directors unanimously recommends a vote “FOR” the appointment of Ernst & Young LLP as California Pizza Kitchen, Inc.’s independent registered public accountants for the fiscal year ending January 1, 2006.

The following Audit Committee Report is provided in accordance with the rules and regulations of the Securities and Exchange Commission. Pursuant to such rules and regulations, this report shall not be deemed “soliciting materials” filed with the Securities and Exchange Commission, subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. The members of the audit committee during the year ended January 2, 2005 were William C. Baker, Henry Gluck and Charles G. Phillips. In September 2004, Mr. Baker left the audit committee and was replaced by Avedick B. Poladian. Mr. Baker served as chair of the audit committee until September 2004 when Mr. Phillips was appointed to serve in that role. Mr. Phillips is an “audit committee financial expert” within the meaning of Item 401(h)(2) of Regulation S-K.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The audit committee is comprised solely of independent directors, as defined in the Marketplace Rules of The Nasdaq National Market. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accountants on the basis of the information it receives, holds periodic discussions with management and the independent registered public accountants, and reviews the experience of the audit committee’s members in business, financial and accounting matters. The audit committee also provides oversight of management in the areas of corporate governance including the financial reporting system, the system of internal controls, and the independent registered public accountants auditing process and audit results, and legal and regulatory compliance in areas where control systems must be in place to reduce financial risk to the Company to acceptable levels.

The audit committee meets periodically with management to consider the adequacy of the Company’s internal controls and the reliability of the Company’s financial statements. The audit committee also meets privately with the independent registered public accountants, who have unrestricted access to the audit committee. The audit committee recommends to the board of directors the appointment of the independent registered public accountants and periodically reviews their performance and independence from management. The audit committee acts pursuant to a written charter that was adopted by the board of directors, a copy of which is publicly available on the Company’s website at www.cpk.com. The audit committee reviews and assesses the adequacy of its charter on an annual basis.

The audit committee oversees the Company’s financial reporting process on behalf of its board of directors. Management has the primary responsibility for the preparation, presentation and integrity of the company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements in the annual report with management. As part of its review, the audit committee also reviewed and discussed with the independent registered public accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, and not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted accounting principles, and the clarity of disclosures in the financial statements.

In addition, the audit committee has discussed with the independent auditors the independent registered public accountants’ independence from management and the Company including the matters in the written disclosures and the letter from the independent registered public accountants required by the Independence Standards Board and considered the compatibility of non-audit services with the independent registered public accountants’ independence. The audit committee also discussed with the independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

The audit committee discussed with the independent registered public accountants the overall scope and plans for their audits and quarterly reviews. The audit committee meets telephonically at least on a quarterly basis and in person at least on an annual basis with the independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of its financial reporting. The audit committee held nine such meetings during the year ended January 2, 2005.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors (and the board of directors approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended January 2, 2005 for filing with the Securities and Exchange Commission. The audit committee and the board of directors have also recommended, subject to stockholder approval, the selection of Ernst & Young LLP as the Company’s independent registered public accountants.

The Audit Committee

Charles G. Phillips, Chairman

Henry Gluck

Avedick B. Poladian

April 21, 2005

Equity Compensation Plan Information

As of January 2, 2005, (i) the number of shares subject to outstanding options, (ii) the range of exercise prices for these options, (iii) the weighted average per share exercise price, (iv) the number of shares issued upon exercise of options and (v) the number of shares available for future grant under our stockholder approved 1998 Stock-Based Incentive Compensation Plan (the “1998 Plan”) and 2004 Omnibus Incentive Compensation Plan (the “2004 Plan”) were as follows:

	Shares Subject to Outstanding Options	Range of Exercise Prices	Weighted- Average Per Share Price	Number of Shares Issued Upon Exercise	Number of Shares Available for Further Grant
1998 Plan	2,157,954	$ 2.50-$23.81	$19.48	1,616,335	—
2004 Plan	600,000	$23.61-$23.61	$23.61	—	3,150,000

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of our common stock as of April 21, 2005 by our directors, named executive officers, all persons known by us to be the beneficial owners of more than five percent of our outstanding common stock and all executive officers and directors as a group. The common stock is our only outstanding voting security. Except as set forth below, the following stockholders have the sole voting power with respect to all shares of common stock shown as beneficially owned by them.

	Shares Owned(1)
Name	Number of Shares	Percentage
Larry S. Flax(2)	991,540	5.0%
Richard L. Rosenfield(3)	975,876	4.9%
Rick J. Caruso(4)	86,288	0.4%
William C. Baker(5)	23,334	0.1%
Henry Gluck(6)	17,500	0.1%
Steven C. Good(7)	—	0.0%
Charles G. Phillips(8)	46,239	0.2%
Avedick B. Poladian(9)	—	0.0%
Thomas P. Beck(10)	13,125	0.1%
Susan M. Collyns(11)	59,688	0.3%
Sarah Goldsmith Grover(12)	56,075	0.3%
Joel K. Mayer(13)	9,750	0.1%
Karen M. Settlemyer(14)	66,385	0.3%
Capital Group International, Inc.(15)	1,760,650	9.1%
Capital Research and Management Company(16)	1,450,000	7.5%
FMR Corp.(17)	1,308,430	6.8%
State Research & Management Company(18)	978,110	5.1%
The TCW Group, Inc.(19)	1,191,167	6.2%
All directors and executive officers as a group(13 persons)(20)	2,345,800	11.5%

(1)	Percentage of ownership is calculated as required by the Securities and Exchange Commission Rule 13d-3(d)(1). Except as indicated in the footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws. The table above includes the number of shares underlying options which are exercisable within 60 days of April 21, 2005.

(2)	Mr. Flax, our Co-Chief Executive Officer, Co-President, Co-Chairman of the Board and one of our directors, individually owns no shares of our common stock and has options to buy 790,000 shares. Options to purchase 415,000 of such shares will be exercisable within 60 days of April 21, 2005. The total number of shares owned includes 473,734 shares over which Mr. Flax exercises voting control as the trustee of the Larry S. Flax Revocable Trust. The total number of shares owned also includes 40,782 shares over which Mr. Flax exercises voting control as the trustee of the Rosenfield Children’s Trust and 62,024 shares over which Mr. Flax’s wife exercises voting control as the trustee of the Joan Gillette Flax Family Trust. Mr. Flax disclaims any beneficial ownership over the shares held by the Rosenfield Children’s Trust and the Joan Gillette Flax Family Trust. Mr. Flax’s address is 6053 West Century Blvd., 11th Floor, Los Angeles, California 90045.

(3)	Mr. Rosenfield, our Co-Chief Executive Officer, Co-President, Co-Chairman of the Board and one of our directors, individually owns 560,876 shares of our common stock and has options to buy an additional 790,000 shares. Options to purchase 415,000 of such shares will be exercisable within 60 days of April 21, 2005. Mr. Rosenfield’s address is 6053 West Century Blvd., 11th Floor, Los Angeles, California 90045.

(4)	Mr. Caruso, one of our directors, owns 67,954 shares and has options to buy an additional 35,000 shares. Options to purchase 18,334 of such shares will be exercisable within 60 days of April 21, 2005. Mr. Caruso’s address is Caruso Affiliated, 101 The Grove Drive, Los Angeles, CA 90036.

(5)	Mr. Baker, one of our directors, owns 5,000 shares of our common stock and has options to buy an additional 35,000 shares. Options to purchase 18,334 of such shares will be exercisable within 60 days of April 21, 2005. Mr. Baker’s address is 6053 West Century Blvd., 11th Floor, Los Angeles, California 90045.

(6)	Mr. Gluck, one of our directors, owns 10,000 shares of our common stock and has options to buy 25,000 shares, 7,500 of which will be exercisable within 60 days of April 21, 2005. Mr. Gluck’s address is 6053 West Century Blvd., 11th Floor, Los Angeles, California 90045.

(7)	Mr. Good, a director nominee, owns no shares of our common stock and has no options. Mr. Good’s address is 6053 West Century Blvd., 11th Floor, Los Angeles, California 90045.

(8)	Mr. Phillips, one of our directors, owns 27,905 shares of our common stock and has options to buy an additional 35,000 shares. Options to purchase 18,334 of such shares will be exercisable within 60 days of April 21, 2005. Mr. Phillips’ address is 775 Park Avenue, New York, NY 10021.

(9)	Mr. Poladian, one of our directors, owns no shares of our common stock and has options to buy 10,000 shares, none of which will be exercisable within 60 days of April 21, 2005. Mr. Poladian’s address is 6053 West Century Blvd., 11th Floor, Los Angeles, California 90045.

(10)	Thomas P. Beck, our Senior Vice President, Construction, individually owns zero shares of our common stock and has options to buy 55,000 shares. Options to buy 13,125 of such shares will be exercisable within 60 days of April 21, 2005. Mr. Beck’s address is 6053 West Century Blvd., 11th Floor, Los Angeles, California 90045.

(11)	Ms. Collyns, our Chief Financial Officer and Senior Vice President, Finance, individually owns 938 shares and has options to purchase an additional 143,750 shares. Options to purchase 58,750 of such shares will be exercisable within 60 days of April 21, 2005. Ms. Collyns’ address is 6053 West Century Blvd., 11th Floor, Los Angeles, California 90045.

(12)	Ms. Goldsmith Grover, our Senior Vice President of Marketing and Public Relations, owns 1,075 shares of our common stock and has options to purchase an additional 105,000 shares. Options to purchase 55,000 of such shares will be exercisable within 60 days of April 21, 2005. Ms. Goldsmith Grover’s address is 6053 West Century Blvd., 11th Floor, Los Angeles, California 9004.

(13)	Joel K. Mayer, our Vice President, Real Estate, shares joint ownership of 1,000 shares with his wife and has options to purchase an additional 40,000 shares. Options to purchase 8,750 of such shares will be exercisable within 60 days of April 21, 2005. Mr. Mayer’s address is 6053 West Century Blvd., 11th Floor, Los Angeles, California 90045.

(14)	Ms. Settlemyer, our Senior Vice President of Procurement, owns 885 shares of our common stock and has options to buy 114,250 shares. Options to purchase an additional 65,500 of these shares will be exercisable within 60 days of April 21, 2005. Ms. Settlemyer’s address is 6053 West Century Blvd., 11th Floor, Los Angeles, California 9004.

(15)

Capital Group International, Inc. (“CGII”) has sole voting power over 1,170,020 shares and sole dispositive power over 1,760,650 shares. CGII is the parent holding company of a group of investment management companies that hold investment power and, in some cases, voting power over the shares. The investment management companies provide investment advisory and management services for their respective clients which include registered investment companies and institutional accounts. CGII does not have investment power or voting power over any of such 1,760,650 shares. The total number of shares includes 1,632,990 beneficially owned by Capital Guardian Trust Company, a subsidiary of CGII, with additional shares owned by two other subsidiaries of CGII: Capital International Research and Management Inc. (d/b/a Capital International, Inc.) and Capital International S.A. Capital Guardian Trust

Company has sole voting power over 1,064,160 of such shares and sole dispositive power over 1,632,990 shares. CGII and Capital Guardian Trust Company disclaim any beneficial ownership over these shares. The address for Capital Group International, Inc. and Capital Guardian Trust Company is 11100 Santa Monica Boulevard, Los Angeles, California 90025. The number of shares set forth in this table is as reported in a Schedule 13G/A filed jointly by Capital Group International, Inc. and Capital Guardian Trust Company on February 14, 2005, under the Securities Exchange Act of 1934 for the year ended December 31, 2004. We have no reason to believe that the information in the Schedule 13G/A was not complete or accurate or that a statement or an amendment should have been filed thereto and was not.

(16)	Capital Research and Management Company has sole voting power over zero shares and sole dispositive power over 1,450,000 shares. SMALLCAP World Fund, Inc., an investment company which is advised by Capital Research and Management Company is the beneficial owner of 1,230,000 of such 1,450,000 shares. Capital Research and Management Company may be deemed to be the beneficial owner of 1,450,000 shares as a result of acting as investment advisor to various investment companies. The address for Capital Research and Management Company and SMALLCAP World Fund, Inc. is 333 South Hope Street, Los Angeles, California 90071. The number of shares set forth in this table is as reported in a Schedule 13G/A filed jointly by Capital Research and Management Company and SMALLCAP World Fund, Inc. on February 11, 2005, under the Securities Exchange Act of 1934 for the year ended December 31, 2004. We have no reason to believe that the information in the Schedule 13G was not complete or accurate or that a statement or an amendment should have been filed thereto and was not.

(17)	FMR Corp. has sole voting power over 900 shares and sole dispositive power over 1,308,430 shares. Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR Corp., is the beneficial owner of 1,307,530 of such 1,308,430 shares as a result of acting as investment adviser to various investment companies (the “Funds”). Edward C. Johnson III as Chairman of FMR Corp., FMR Corp. through its control of Fidelity, and the Funds have sole power to dispose of the 1,307,530 shares owned by the Funds. Neither FMR Corp. nor Edward C. Johnson III, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds’ Boards of Trustees. Fidelity Management Trust Company (“Fidelity Trust”), a wholly owned subsidiary of FMR Corp., is the beneficial owner of 900 of such 1,308,430 shares as a result of its serving as investment manager of the institutional accounts. Edward C. Johnson III and FMR Corp., through its control of Fidelity Trust, each has sole dispositive power over the 900 shares and sole power to vote or to direct the voting of the 900 shares owned by the institutional accounts. The address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. The number of shares set forth in this table is as reported in a Schedule 13G/A filed jointly by FMR Corp., Edward C. Johnson III, Abigail P. Johnson, and Fidelity Management and Research Company on February 14, 2005, under the Securities Exchange Act of 1934 for the year ended December 31, 2004. We have no reason to believe that the information in the Schedule 13G/A was not complete or accurate or that a statement or an amendment should have been filed thereto and was not.

(18)	State Street Research & Management Company (“State Street Research”) has sole voting power over 978,110 and sole dispositive power over 978,110 shares. None of the shares listed above are owned of record by State Street Research. The shares listed above are owned of record by certain mutual funds and/or institutional accounts managed by State Street Research as investment advisor. State Street Research disclaims any beneficial interest in such shares. The address for State Street Research is One Financial Center, 31st Floor, Boston, MA 02111-2690. The number of shares set forth in this table is as reported in a Schedule 13G filed by State Street Research on January 27, 2005, under the Securities and Exchange Act. We have no reason to believe that the information in the Schedule 13G was not complete or accurate or that a statement or an amendment should have been filed thereto and was not.

(19)

The TCW Group, Inc. (TCW) has shared voting power over 1,038,887 shares and shared dispositive power over 1,191,167 shares. TCW is the parent company of direct and indirect subsidiaries, which collectively constitute The TCW Group, Inc. business unit (the “TCW Business Unit”). The TCW Business Unit is primarily engaged in the provision of investment management services. TCW’s parent company is Societe Generale, S.A.(“SG”). The principal business of SG is acting as a holding company for a global financial services group, which includes certain distinct specialized business units that are independently operated, including the TCW Business Unit. SG, for purpose of the federal securities laws, may be deemed ultimately to control TCW and the TCW Business Unit. SG, its executive officers and directors, and its direct and indirect subsidiaries (including all business units except the TCW Business Unit), may beneficially own shares. In accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998), and due to the separate management and independent operation of its business units, SG disclaims beneficial ownership of shares. The TCW, Trust Company of the West, TCW Asset Management Company and TCW Investment Management Company disclaim beneficial ownership of shares beneficially owned by SG and any of SG’s other business units. Trust Company of the West, TCW Asset Management Company and TCW Investment Management Company have shared voting power over 1,038,887 shares and shared dispositive power over 1,191,167 shares. The address for TCW, Trust Company of the West, TCW Asset Management Company and TCW Investment Management Company is 865 South Figueroa Street, Los Angeles, CA 90017. The number of shares set forth in this table is as reported in a Schedule 13G filed jointly by TCW, Trust Company of the West, TCW Asset Management Company and TCW Investment Management Company on February 14, 2005, under the Securities and Exchange Act. We have no reason to believe that the information in the Schedule 13G was not complete or accurate or that a statement or an amendment should have been filed thereto and was not.

(20)	These 13 persons include all directors and executive officers detailed in the “Directors and Executive Officers of the Registrant” section above. See notes 2-14 above.

EXECUTIVE COMPENSATION AND OTHER MATTERS

The following table sets forth information with respect to our officers as of April 21, 2005:

Name	Age	Position
Larry S. Flax	62	Co-Chief Executive Officer, Co-President, Co-Chairman of the Board and Director

Richard L. Rosenfield	59	Co-Chief Executive Officer, Co-President, Co-Chairman of the Board and Director

Thomas P. Beck	58	Senior Vice President, Construction

Susan M. Collyns	38	Chief Financial Officer, Senior Vice President, Finance, Secretary

Sarah Goldsmith Grover	40	Senior Vice President, Marketing and Public Relations

Joel K. Mayer	42	Vice President, Real Estate

Karen M. Settlemyer	52	Senior Vice President, Procurement

The Company’s executive officers are elected by the board of directors and serve at the discretion of the board of directors, subject to the terms of any employment agreements with the Company, until their successors have been duly elected and qualified or until their earlier resignation or removal.

Messrs. Flax and Rosenfield are being considered for re-election to the position of director of the Company. See “Director Nominees” for a discussion of their business experience.

Thomas Beck has served as Senior Vice President, Construction since September 2003. From 1997 to August 2003, Mr. Beck worked at Shawmut Design and Construction, a builder, where he last served as National Construction Manager for Shawmut’s Restaurant/Retail Division.

Susan M. Collyns served as Controller from September 2001 to March 2004 and was promoted to Vice President, Finance, in January 2004. Ms. Collyns was promoted to Chief Financial Officer in March 2004 and to Senior Vice President, Finance in February, 2005. Ms. Collyns is a certified public accountant and has 20 years of financial experience in both the domestic U.S. and overseas markets. From 1996 to September 2001, Ms. Collyns served as Vice President of Finance and Operations for BMG Entertainment’s Windham Hill Group, a music company. Previously, she served as an auditor with PricewaterhouseCoopers and has acted in various finance roles with GlaxoSmithKline and Lion Nathan.

Sarah Goldsmith Grover has served as Vice President, Marketing and Public Relations since 1992 and was promoted to Senior Vice President, Marketing and Public Relations, in November 2000. Ms. Goldsmith Grover joined this Company in 1990 as Director of Public Relations. In 1996, Advertising Age Magazine named Ms. Goldsmith Grover one of the “Marketing 100,” a distinction given to the top 100 marketers in the United States.

Joel K. Mayer has served as Vice President, Real Estate, since December 2003. From May 1998 to November 2003, Mr. Mayer worked at Madison Marquette, a national retail real estate company, where he last served as Senior Vice President, Leasing.

Karen M. Settlemyer has served as Vice President, Product Development and Purchasing since 1996 and was promoted to Senior Vice President, Procurement, in November 2003. From 1993 to 1996, Ms. Settlemyer was Director of Product Development at Boston Market, Inc., a restaurant chain, during which time she created its very successful Carver Sandwich Program. In 1989, she held the position of Vice President of Research and Development for Grand American Fare. Ms. Settlemyer is a 24-year foodservice veteran and registered dietician.

The following table sets forth information regarding the compensation earned during 2002, 2003 and 2004 by our Co-Chief Executive Officers, our Chief Executive Officer and each of our other four most highly compensated executive officers who were serving as executive officers on January 2, 2005.

Summary Compensation Table

	Annual Compensation					Long Term Compensation Awards
						Securities Underlying Options	All Other Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation(2)
Larry S. Flax Co-Chief Executive Officer, Co-Chairman of the Board and Co-President	2004 2003 2002	$465,000 154,000 —	$698,000 42,000 —	$	— — 19,000	400,000 — —	$6,000 — 2,000	(3)

Richard L. Rosenfield Co-Chief Executive Officer, Co-Chairman of the Board and Co-President	2004 2003 2002	$465,000 154,000 —	$698,000 42,000 —	$	— — 19,000	400,000 — —	$6,000 — 2,000	(4)

Thomas P. Beck Senior Vice President, Construction	2004 2003 2002	$234,000 69,000 —	$99,000 15,000 —		$8,000 2,000 —	— 35,000 —	$5,000 — —	(5)

Susan M. Collyns Chief Financial Officer, Senior Vice President, Finance and Secretary	2004 2003 2002	$182,000 125,000 115,000	$81,000 13,000 25,000		$9,000 — —	40,000 5,000 10,000	$5,000 2,000 2,000	(6)

Sarah Goldsmith Grover Senior Vice-President, Marketing and Public Relations	2004 2003 2002	$192,000 164,000 149,000	$81,000 33,000 63,000		$10,000 10,000 10,000	20,000 20,000 20,000	$5,000 4,000 3,000	(7)

Joel K. Mayer Vice President, Real Estate	2004 2003 2002	$182,000 7,000 —	$58,000 — —		$8,000 — —	5,000 20,000 —	$4,000 — —	(8)

(1)	In accordance with the rules of the Securities and Exchange Commission, the Annual Compensation described under this heading does not include medical insurance or certain other benefits and perquisites received by the named executive officers that are available generally to all of our salaried employees and other personal benefits received by the named executive officers that do not exceed the lesser of $50,000 or 10% of the officer’s salary and bonus disclosed in this table.

(2)	Other Annual Compensation relates to auto allowances.

(3)	Includes term life insurance premium of $2,000 and deferred compensation match of $4,000.

(4)	Includes term life insurance premium of $2,000 and deferred compensation match of $4,000.

(5)	Includes term life insurance premium of $1,000 and deferred compensation match of $4,000.

(6)	Includes term life insurance premium of $1,000 and deferred compensation match of $4,000.

(7)	Includes term life insurance premium of $1,000 and deferred compensation match of $4,000.

(8)	Includes term life insurance premium of $1,000 and deferred compensation match of $3,000.

The following table sets forth information concerning stock options that we granted to our named executive officers. We have never issued stock appreciation rights.

Option Grants in 2004

	Individual Grants
Name	Number of Securities Underlying Options Granted		Percentage of Total Options Granted to Employees in 2004(1)		Exercise Price (per share)	Expiration Date(2)	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
							5%	10%
Larry S. Flax	100,000 300,000	(4) (5)	7.03 21.10	% %	$18.94 23.61	3/3/14 12/29/14	$1,191,126 4,454,461	$3,018,548 11,288,478

Richard L. Rosenfield	100,000 300,000	(4) (5)	7.03 21.10	% %	18.94 23.61	3/3/14 12/29/14	1,191,126 4,454,461	3,018,548 11,288,478

Susan M. Collyns	40,000	(4)	2.81%		18.98	3/25/14	477,457	1,209,969

Sarah Goldsmith Grover	20,000	(4)	1.41%		18.98	3/25/14	238,728	604,985

Joel K. Mayer	5,000	(4)	0.35%		18.98	3/25/14	59,682	151,246

Karen M. Settlemyer	25,000	(4)	1.76%		18.98	3/25/14	298,411	756,231

(1)	Based on an aggregate of 1,422,104 shares of our common stock, which are subject to options granted to employees during 2004.

(2)	The term of each option we grant is generally ten years from the date of grant. Our options may terminate before their expiration dates if the option holder’s status as an employee terminates or upon the option holder’s death or disability.

(3)	The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent either historical appreciation or our estimate or projection of our future common stock prices.

(4)	Represents options we granted under our 1998 Stock-Based Incentive Compensation Plan.

(5)	Represents options we granted under our 2004 Omnibus Incentive Compensation Plan.

The following table sets forth information concerning options that our named executive officers exercised during 2004 and the number of shares subject to both exercisable and unexercisable stock options as of January 2, 2005. The table also reports values for “in-the-money” options that represent the positive spread between the exercise prices of outstanding options and $23.00, the last reported sale price of our common stock in our 2004 fiscal year. We have never issued stock appreciation rights.

Aggregated Option Exercises in 2004 and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at January 2, 2005		Value of Unexercised In-the-Money Options at January 2, 2005
			Exercisable	Unexercisable	Exercisable	Unexercisable
Larry S. Flax	—	$—	102,500	387,500	$770,750	$355,250

Richard L. Rosenfield	—	—	102,500	387,500	770,750	355,250

Susan M. Collyns	10,000	44,306	1,875	41,875	1,125	153,975

Sarah Goldsmith Grover	6,875	81,649	44,375	40,625	74,425	103,775

Joel K. Mayer	—	—	5,625	19,375	26,163	88,538

Karen M. Settlemyer	6,000	117,600	56,750	37,500	329,063	116,363

Employment Agreements

In April 2005, we entered into employment agreements with Larry S. Flax and Richard L. Rosenfield to serve as Co-Chief Executive Officers (“Co-CEO”), effective January 1, 2005. The term of the employment agreements expires on December 31, 2009, subject to automatic one year extensions. Under the employment agreements, Messrs. Flax and Rosenfield will each receive a base salary of $500,000 per year, subject to discretionary annual increases from the board of directors. Annual bonuses for each Co-CEO are based upon our attainment of specified financial targets and, upon such attainment, will fall within a range of 30% to 200% of the Co-CEO’s base salary, with a target of 60% of base. Messrs. Flax and Rosenfield will each be entitled to a supplemental retirement benefit in an amount equal to $200,000 per year payable for his life; subject to certain reductions if he terminates employment prior to age 70.

The employment agreements provide that the option to purchase 300,000 shares granted to each of Messrs. Flax and Rosenfield on December 29, 2004 will be fully vested and exercisable as of April 11, 2005. Each of Messrs. Flax and Rosenfield were also granted additional options (the “Options”) to acquire 300,000 shares of Common Stock, pursuant to our 2004 Omnibus Incentive Compensation Plan. The per share exercise price of the Options is equal to $23.27 and the Options vest and become exercisable as to 20% of the grant on the third anniversary of the grant date and thereafter as to an additional 10% of the original grant on each quarterly anniversary until fully vested and exercisable at the end of the fifth anniversary of the grant date. In the event the executive’s employment terminates for any reason other than for “cause” or voluntary termination by the executive without “good reason,” vested Options will continue to be exercisable for at least three years following the employment termination date, but not longer than the expiration of the ten-year term after the date of grant. In January 2006, each of Messrs. Flax and Rosenfield will be granted 70,000 shares of restricted stock, provided that he remains employed by us as a Co-CEO until such date.

In the event we do not extend the term of employment, and, as a result, the term expires prior to the calendar year in which the executive attains age 70, the executive (or his estate in the event he dies after his termination, as applicable) will be entitled to the following: (i) an amount equal to the sum of base salary and target bonus; (ii) full vesting and immediate exercisability of any unvested options and immediate lapse of any restrictions on restricted stock; (iii) extension of the post-termination exercise period with respect to any stock option until the earlier of (x) the last day of the three-year period following the termination of employment or (y) expiration date of such option according to its terms; and (iv) continuation of health insurance benefits consistent with those provided by us to our senior Executives. In the event (i) such extension of the term does not occur, and, as a result, the term expires after the commencement of the calendar year in which the executive attains age 70, or (ii) the employment of Messrs. Flax or Rosenfield is terminated by us other than for “disability” or “cause” or by the executive for “good reason” after the commencement of the calendar year in which the executive attains age 70, the executive (or his estate in the event he dies after his termination, as applicable) will be entitled to the benefits described above, except that he will not be entitled to the sum of base salary and target bonus.

In the event the employment of Messrs. Flax or Rosenfield is terminated by us other than for “disability” or “cause” or by the executive for “good reason” prior to the calendar year in which the executive attains age 70, or if such termination occurs within two years following a “change of control,” the executive (or his estate in the event he dies after his termination, as applicable) will be entitled to the same benefits as if we did not extend the term of the employment and, as a result, the term expires prior to the calendar year in which the executive attains age 70, provided that the executive will be entitled to an amount equal to two times the sum of base salary and target bonus.

In the event the employment of Messrs. Flax or Rosenfield is terminated by us as a result of the death or “disability” of Messrs. Flax or Rosenfield, the executive (or his estate in the event he dies after his termination, as applicable) will be entitled to (i) full vesting and immediate exercisability of any unvested options and immediate lapse of any restrictions on restricted stock; and (ii) extension of the post-termination exercise period with respect to any stock option until the earlier of (x) the last day of the three-year period following the termination of employment or (y) expiration date of such option according to its terms.

If any of the payments or benefits received or to be received by Messrs. Flax or Rosenfield will be subject to any excise tax imposed under Section 4999 of the Code resulting from application of Section 280G of the Code, we will pay to the executive an additional amount such that the net amount retained by the executive, after deduction of such excise tax, would be the same as the amount the executive would have retained had such excise tax not been incurred.

In April 2005, we entered into an employment agreement with Susan M. Collyns to serve as Senior Vice President, Finance and Chief Financial Officer, effective January 3, 2005. The term of the employment agreement expires on December 28, 2007, subject to automatic one year extensions. Under the employment agreement, Ms. Collyns will receive a base salary of $300,000 per year, subject to discretionary annual increases from the compensation committee. Annual bonuses for Ms. Collyns is based upon our attainment of specified financial targets and, upon such attainment, will fall within a range of 30% to 200% of her base salary, with a target of 45% of base.

Ms. Collyns was granted an option (the “Collyns Option”) to acquire 100,000 shares of Common Stock, pursuant to our 2004 Omnibus Incentive Compensation Plan. The per share exercise price of the Collyns Options is equal to $24.51, which is the fair value on the date of grant, and the Collyns Option vests and becomes exercisable as to 50% of the grant on the grant date and thereafter as to an additional 4.17% of the original grant on each quarterly anniversary until fully vested and exercisable at the end of the third anniversary of the grant date. In the event Ms. Collyns’ employment terminates for any reason other than for “cause” or voluntary termination by her without “good reason,” the vested portion of the Collyns Option will continue to be exercisable for at least three years following the employment termination date, but not longer than the expiration of the ten-year term after the date of grant. Ms. Collyns is entitled to additional option grants each year during the term of the employment agreement beginning in 2006 in a minimum amount of (i) options to purchase 30,000 shares of common stock, or (ii) with the consent of Ms. Collyns, 10,000 shares of restricted stock.

In the event we do not extend the term of employment, Ms. Collyns (or her estate in the event she dies after her termination, as applicable) will be entitled to the following: (i) an amount equal to the sum of base salary and target bonus; (ii) full vesting and immediate exercisability of any unvested options and immediate lapse of any restrictions on restricted stock; (iii) extension of the post-termination exercise period with respect to any stock option until the earlier of (x) the last day of the three-year period following the termination of employment or (y) expiration date of such option according to its terms; and (iv) continuation for one year following termination of employment of health insurance benefits consistent with those provided by us to our senior Executives; provided, however, that any amount payable to Ms. Collyns will be reduced by any compensation she earns as a result of consultancy with or employment by another entity or individual during the one year payout period. There will be no reduction in any amounts payable by us to Ms. Collyns for compensation earned by Ms. Collyns in connection with service as a member of our board of directors or as a board member of any other entity.

In the event the employment of Ms. Collyns is terminated by us other than for “disability” or “cause” or by her for “good reason”, or if such termination occurs within two years following a “change of control,” Ms. Collyns (or her estate in the event she dies after her termination, as applicable) will be entitled to the same benefits as if we did not extend the term of the employment provided that Ms. Collyns will be entitled to an amount equal to two times the sum of base salary and target bonus rather than one times such amount.

In the event the employment of Ms. Collyns is terminated by us as a result of the death or “disability” of Ms. Collyns, she (or her estate in the event she dies after her termination, as applicable) will be entitled to (i) full vesting and immediate exercisability of any unvested options and immediate lapse of any restrictions on restricted stock; and (ii) extension of the post-termination exercise period with respect to any stock option until the earlier of (x) the last day of the three-year period following the termination of employment or (y) expiration date of such option according to its terms.

If any of the payments or benefits received or to be received by Ms. Collyns will be subject to any excise tax imposed under Section 4999 of the Code resulting from application of Section 280G of the Code, we will pay to Ms. Collyns an additional amount such that the net amount retained by Ms. Collyns, after deduction of such excise tax, would be the same as the amount she would have retained had such excise tax not been incurred.

Director Compensation

In August 2003, we adopted a new cash and stock option compensation policy for our independent directors. As adopted, this policy will be reviewed annually by our board. Under the policy, our independent directors will receive an annual retainer of $30,000 and a fee of $1,500 for each board meeting attended in 2004. In addition, our independent directors receive the following fees for each committee meeting attended:

Committee Meeting Attended	Member Attendance Fee	Chair Attendance Fee
Audit Committee	$2,000	$3,000

Compensation Committee	$1,000	$1,500

Nominating and Governance Committee or Other Committee	$500	$1,000

The board continued our prior policy of granting each new independent director who joins our board an option to purchase 15,000 shares of our common stock. These options vest over a two-year period with 50% becoming exercisable annually, subject only to the director’s continued service. The board also determined that each independent director would be granted an option to purchase 10,000 shares of our common stock for his service as a member of the board of directors in 2004. These options will vest over a three year period in equal annual installments so long as the director continues to serve on the board. In each case the exercise price is set at the fair market value of a share of common stock as determined by our stock’s closing price on the date of grant. The options terminate 10 years after the date of grant or, if earlier, immediately after the date a director voluntarily resigns or 60 days after involuntarily resignation from the board. Independent directors are also reimbursed for reasonable expenses incurred in connection with serving as a director.

Compensation Committee Interlocks and Insider Participation

Our compensation committee currently consists of Messrs. Phillips, Gluck and Poladian. Mr. Phillips serves as chair of the compensation committee. No member of the compensation committee has served as one of our officers or employees at any time. Other than Mr. Rosenfield, none of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors or our compensation committee.

In August 2004, William C. Baker, was elected to serve as Chairman of the Board and interim Chief Executive Officer of Callaway Golf Company (“Callaway”), a publicly-traded Delaware corporation. Mr. Baker assumed these roles following the unexpected resignation of Callaway’s Chief Executive Officer. Richard L. Rosenfield, our Co-Chairman of the Board, Co-President and Co-Chief Executive Officer, sits on the compensation committee of the board of directors of Callaway. Consequently, Mr. Baker resigned as a member and the chairman of our compensation committee in October 2004.

See Certain Relationships and Related Transactions for a discussion of transactions with our executive officers and directors.

Certain Relationships and Related Transactions

On March 6, 2003, we paid $2 million for a 25% stake in LA Food Show, Inc., an upscale family casual dining restaurant created by our co-founders, co-Chairmen of the board of directors and co-Chief Executive Officers, Larry S. Flax and Richard L. Rosenfield. Messrs. Flax and Rosenfield own the remaining 75% of equity in LA Food Show, Inc. (“LA Food Show”). Under the terms of the agreement, we reserved the right of first negotiation for the 75% of outstanding equity we did not own. We had pre-emptive rights in future financings by LA Food Show so long as we maintained an ownership interest of at least 15%, and we were entitled to one of three seats on the LA Food Show board of directors.

We have accounted for this investment in accordance with the equity method of accounting as interpreted by APB Opinion No. 18, “The Equity Method of Accounting for Investments In Common Stock.” APB Opinion No. 18 requires an investor to record the initial investment at cost and adjust the carrying value of its investment to recognize the investor’s share of the earnings or loss after the date of acquisition. At April 3, 2005, our net investment in LA Food Show was $1.5 million.

Effective September 29, 2003, we entered into an employee leasing arrangement with LA Food Show under which we provide LA Food Show with all of its restaurant level employees and managers, as well as administrative and support services such as payroll, marketing, human resources, facilities management, accounting, information technology and training. LA Food Show reimburses us for all of the leased employees’ wages, benefits and other employee-related costs, as well as all business-related expenses incurred by the leased employees. Reimbursements totaled $1,286,000 in 2004 and $228,000 in 2003.

On April 25, 2005, we purchased the remaining approximately 75% interest in LA Food Show which was predominately owned by Messrs. Flax and Rosenfield. Of the $6 million purchase price, Messrs. Flax and Rosenfield received an aggregate of $5,938,840. The purchase price of LA Food Show represents its fair market value as determined by a merger and acquisition and valuation advisory firm, which also provides investment banking services. This firm also provided a fairness opinion to the board of directors and concluded that the purchase price was fair to our stockholders from a financial point of view.

One of our directors, Rick J. Caruso, also serves as President and is sole owner of CAH Restaurants of California, LLC (“CAHR”). We had entered into franchise and development agreements with CAHR pursuant to which CAHR operated two California Pizza Kitchen restaurants. CAHR paid franchise and royalty fees to us under these agreements. We have recorded an aggregate of $256,000, $260,000 and $204,000 in such fees during the years ended 2003, 2002 and 2001, respectively. On December 29, 2003, we acquired the territory rights and assets used to operate two restaurants from CAHR for $2.5 million. These California stores are located in Thousand Oaks and Ventura and are an ASAP and full service restaurant, respectively. The transaction was executed with $1.2 million cash with the balance of the purchase price paid in common stock.

We also made aggregate lease payments to Caruso Affiliated Holdings, for the 15 weeks to April 17, 2005, for two California store locations, of $61,000 and $232,000 for Thousand Oaks and Marina Del Rey, respectively. These payments consisted of rent of $46,000 and $40,000, common area maintenance and miscellaneous charges of $15,000 and $11,000 and percentage rent of $0 and $181,000 respectively. Westlake Promenade, LLC was the owner of record prior to our purchase of the Thousand Oaks store on December 29, 2003 and another of Mr. Caruso’s affiliates purchased Marina Waterside shopping center, where our Marina Del Rey store is located, on January 20, 2004.

Neal Rosenfield, a real estate broker for Blatteis Real Estate and the brother of Richard L. Rosenfield, our co-Founder, co-Chief Executive Officer and co-President, received commissions paid by a third party landlord related to our lease of certain restaurant locations in the amounts of $134,000, $71,000, and $76,000 in 2004, 2003 and 2002, respectively.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and 10% stockholders to file reports regarding initial ownership and changes in ownership with the Securities and Exchange Commission and any exchange upon which our securities are listed. Executive officers, directors and 10% stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file. Our information regarding compliance with Section 16(a) is based solely on a review of the copies of such reports furnished to us by our executive officers, directors and 10% stockholders. Except as set forth below, we believe that during the fiscal year ending January 2, 2005, all of our executive officers, directors and 10% stockholders complied with all applicable Section 16(a) filing requirements:

Name	Number of Late Reports (Form)	Number of Transactions Not Reported on a Timely Basis	Known Failures to File a Report
Larry S. Flax	One (Form 4)	One	None

Richard L. Rosenfield	One (Form 4)	One	None

Rick J. Caruso	One (Form 4)	One	None

Henry Gluck	One (Form 4)	Three	None

Susan M. Collyns	One (Form 4)	One	None

Sarah Goldsmith Grover	One (Form 4)	One	None

Joel K. Mayer	One (Form 4)	One	None

Karen M. Settlemyer	One (Form 4)	One	None

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

Henry Gluck, Charles G. Phillips and Avedick B. Poladian are the current members of the compensation committee (the “Committee”). The Committee is composed entirely of independent directors and is responsible for developing the Company’s executive compensation policies. The Committee reviews and oversees the salaries and benefits for all of our officers and senior consultants. The Committee also reviews the recommendations of the Company’s Co-Presidents and Chief Executive Officers regarding the performance and compensation levels for all other executive officers.

Overview

The goal of our compensation program is to attract, motivate and retain the highly talented individuals the Company needs to be a market leader in a highly competitive industry. The Committee believes that the compensation program for the Company’s executive officers should reflect the Company’s performance and the value created for the Company’s stockholders. In addition, the compensation program should support the short-term and long-term strategic goals and values of the Company and should reward individual contributions to the Company’s success. To these ends the Committee seeks to align executive compensation with the Company’s performance and to motivate executive officers to achieve the Company’s business objectives. The Company uses three key elements in its executive compensation program to attain these goals: annual base salary, annual incentive compensation, and long-term incentive compensation in the form of stock options and/or restricted stock. As an officer’s level of responsibility with the Company increases, a greater proportion of his or her total compensation will be dependent upon the Company’s financial performance and stock price appreciation rather than base salary.

Annual Base Salaries

Each year, the Company’s Co-Presidents and Co-Chief Executive Officers evaluate the performance of all other executive officers and recommend salary adjustments which are reviewed and finally determined by the Committee. When reviewing these recommendations, the Committee takes several factors into account, including the executive’s experience, responsibilities, management abilities and job performance, as well as the performance of the Company as a whole and current market conditions. The Committee also reviews compensation surveys and other data to enable the Committee to compare the Company’s compensation packages with those of similarly-situated companies in the restaurant industry.

Annual Incentive Compensation

The Company’s annual cash bonus program (the “Incentive Compensation Plan”), in effect through the end of 2004, was approved by the board of directors in the fourth quarter of 1997. The Company’s Incentive Compensation Plan is purely formulaic and has not been amended by the Committee since its adoption. Under the Incentive Compensation Plan, executive officers from the vice president level and up are assigned target bonuses which are expressed as a percentage of their respective base salaries and increase as the officer’s level of responsibility with the Company increases. The bonuses are tied directly to the Company’s annual financial performance. In November of each year, the board of directors approves a budget for the Company for the following year. The officers receive their target bonuses if the Company achieves certain predetermined performance objectives and a graduated percentage (up or down) of their target bonuses if the Company exceeds or misses the performance objectives. The officers do not receive any bonus if the Company does not achieve at least 90% of the performance target. The maximum bonus any officer can receive is 200% of his or her target bonus. The Committee approves any bonuses paid in excess of or in addition to bonuses paid pursuant to the Incentive Compensation Plan.

Stock Options

The Committee believes that employee stock ownership is a significant incentive in building stockholder wealth and aligning the interests of employees and stockholders. Stock options will only have value if the Company’s stock price increases. In addition, the Company utilizes vesting periods for stock options and restricted stock awards to encourage key employees to continue in the Company’s employ.

The board of directors adopted the Company’s 1998 Stock-Based Incentive Compensation Plan (the “1998 Plan”) in February 1998 and the 2004 Omnibus Incentive Compensation Plan (the “2004 Plan”) in June 2004 to assist it in attracting, retaining and rewarding valued employees, directors and independent contractors by offering them a greater stake in the Company’s success and to encourage ownership in Company stock by these employees, directors and independent contractors. As of December 22, 2004, the 2004 Plan became effective and thereafter no additional grants were made under the 1998 Plan.

The Committee administered the 1998 Plan and administers the 2004 Plan and has discretion to determine which individuals are eligible to receive option awards, the time or times when the option awards are to be made, the number of shares subject to each award, the status of any grant as either an incentive stock option or a non-qualified stock option, the vesting schedule in effect for the option award, the term for which any option is to remain outstanding and the other principal terms and conditions of each option. Generally, stock options granted by the Committee have an exercise price equal to the fair market value of a share on the day the options are granted. The options generally vest within four years and expire ten years after the date of grant, contingent on the officer’s continued employment with the Company.

Each year, the Company’s Co-Presidents and Co-Chief Executive Officers make recommendations with respect to the level of stock options to be granted to each eligible employee, and the Committee reviews and finally determines the amount of each grant based upon a variety of factors. 7,750,000 shares of the Company’s common stock have been reserved for issuance under the 1998 Plan and 2004 Plan on an aggregate basis. As of April 11, 2005, options to purchase an aggregate of 2,757,954 shares are issued and outstanding under the 1998 Plan and 2004 Plan, options to purchase an aggregate of 1,616,335 shares have been exercised under the 1998 Plan, and 3,375,711 shares remain available for future grant under the 2004 Plan.

The board of directors adopted the Company’s Employee Stock Purchase Plan in November 1999 to provide employees with an opportunity to purchase through payroll deduction shares of our common stock at a price below market value, thereby enabling us to retain the services of our employees, to secure the services of new employees, and to provide incentives for such employees to exert maximum efforts for our success.

The Committee administers the ESPP and has authority to construe and to interpret the ESPP and the rights granted under it, to establish, amend and revoke rules for its administration, and to determine when and how rights to purchase stock shall be granted and the terms of each offering.

Compensation of the Co-Presidents and Co-Chief Executive Officers

In addition to using the annual base salary procedures described above, the Committee used other high performance companies as the peer group for comparison purposes in determining target levels for the base salary, cash incentives and equity compensation for the Company’s Co-Presidents and Co-Chief Executive Officers. The Committee also considered general industry compensation data for Chief Executive Officers and other senior executives to ensure that compensation levels are sufficient to reflect the scope of the Company’s operations and to retain the Co-Presidents and Co-Chief Executive Officers. Sources of data included published compensation surveys, proxy statements and an external compensation consulting firm.

Larry S. Flax and Richard L. Rosenfield, the Company’s Co-Presidents and Co-Chief Executive Officers each received a base salary of $450,000 in fiscal year 2004 and were each eligible to receive a bonus under the Incentive Compensation Plan. Messrs. Flax and Rosenfield’s bonuses are tied directly to our annual financial performance and in 2004 were based upon the Company achieving a targeted level of earnings before interest, taxes, depreciation, amortization and pre-opening costs. The Company’s actual results under this test were 110% of the targeted level. In light of the significant contributions of Messrs. Flax and Rosenfield in achieving this result, in March 2005, the Committee increased the cash bonuses payable to each of Messrs. Flax and Rosenfield under the Incentive Compensation Plan for 2004 to 100% of their respective base salaries. Therefore, each of Messrs. Flax and Rosenfield received a cash bonus in the amount of $450,000.

Based on the Committee’s evaluation of their leadership performance, their potential to enhance long-term shareholder value, the Committee’s discussions with the outside compensation consulting firm, and in anticipation of entering into employment agreement with Messrs. Flax and Rosenfield, the Committee granted each of Messrs. Flax and Rosenfield an option to purchase 300,000 shares of common stock of the Company in December 2004 at an exercise price per share of $23.61, which options are now fully vested and immediately exercisable. Immediate vesting of these options was contingent on Messrs. Flax and Rosenfield entering into an employment agreement with the Company. If an employment agreement was not executed, the options would have vested over a five year period.

The Committee considered the foregoing level of pay, equity compensation and annual bonus appropriate because of, among other things, Messrs. Flax’s and Rosenfield’s roles in leading the Company to strong financial results that met the financial targets established for them and their leadership in driving strong operating performance throughout the Company.

In April 2005, the Company entered into employment agreements with Messrs. Flax and Rosenfield pursuant to which each will each receive a base salary of $500,000 per year, subject to discretionary annual increases from the board of directors. Annual bonuses for each of Messrs. Flax and Rosenfield are based upon our attainment of specified financial targets and, upon such attainment, will fall within a range of 30% to 200% of their base salary, with a target of 60% of base. Messrs. Flax and Rosenfield will each be entitled to a supplemental retirement benefit in an amount equal to $200,000 per year payable for his life; subject to certain reductions if he terminates employment prior to age 70. In addition, Messrs. Flax and Rosenfield were also granted options to acquire 300,000 shares of Common Stock pursuant to our 2004 Plan. The per share exercise price of the options is equal to $23.27. See also Employment Agreements in this proxy statement for a discussion of the employment agreements with Messrs. Flax and Rosenfield.

This report on executive compensation is provided by the undersigned members of the Compensation Committee of the board of directors.

The Compensation Committee

Charles G. Phillips, Chairman

Henry Gluck

Avedick B. Poladian

April 21, 2005

COMPARISON OF STOCKHOLDER RETURN

Set forth below is a line graph comparing the annual percentage change in the cumulative total return of our common stock with the cumulative total return of (a) the Nasdaq National Market Composite and (b) the S&P Smallcap Restaurant Index for the period commencing August 2, 2000 (the date of our initial public offering) through December 31, 2004, the last trading day before our year end January 2, 2005.

Comparison of Cumulative Total Return from August 2, 2000 through December 31, 2004 (1)(2)

COMPANY/INDEX/MARKET	8/02/2000	12/29/2000	6/29/2001	12/28/2001	6/28/2002	12/27/2002
California Pizza Kitchen, Inc.	100.00	188.33	155.00	165.67	165.33	168.80
S&P SmallCap 600 Restaurants	100.00	121.00	148.00	168.00	187.00	156.00
NASDAQ Market Index	100.00	68.00	59.00	54.00	40.00	37.00

COMPANY/INDEX/MARKET	6/27/2003	12/26/2003	6/25/2004	12/31/2004
California Pizza Kitchen, Inc.	143.33	130.73	128.53	153.33
S&P SmallCap 600 Restaurants	190.51	204.55	208.46	246.17
NASDAQ Market Index	44.39	54.94	56.44	60.21
(1)	The effective date of our initial public offering was August 2, 2000. For purposes of this presentation, we have assumed that our initial public offering price of $15.00 would have been the closing sales price on August 1, 2000, the day prior to commencement of trading.

(2)	Assumes that $100.00 was invested August 2, 2000 in our common stock at the initial public offering price of $15.00 and at the closing sales price for each index, and that all dividends were reinvested. No dividends have been declared on our common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder performance.

TRANSACTION OF OTHER BUSINESS

As of the date of this Proxy Statement, our board of directors is not aware of any matters other than those set forth herein and in the Notice of Annual Meeting that will come before the meeting. Should any other matters arise requiring the vote of stockholders, it is intended that proxies will be voted in respect thereto in accordance with the best judgment of the person or persons voting the proxies.

FUTURE STOCKHOLDER PROPOSALS

We provide all stockholders with the opportunity, under certain circumstances, to participate in our governance by submitting proposals that they believe merit consideration at the next annual meeting of stockholders, which currently is expected to be held in May 2006. To enable our management to analyze and respond adequately to proposals and to prepare appropriate proposals for presentation in our proxy statement for the next annual meeting of stockholders, any such proposal should be submitted to us no later than December 27, 2005, to the attention of our Secretary, at our principal office appearing on the front page of this proxy statement. Stockholders may also submit the names of individuals whom they wish to be considered by our board of directors as nominees for directors. If any proposals are submitted by a stockholder for the next annual meeting and are received by us after March 13, 2006, these stockholder proposals will not be presented in the proxy materials to be delivered in connection with the next annual meeting and, if the matters are brought up at the meeting, the persons named in the form of proxy for that annual meeting will be allowed to use their discretionary authority with respect to voting on such stockholder matters.

Please vote by telephone or the Internet or return your signed proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it in the enclosed prepaid return envelope. Please act promptly to ensure that you will be represented at this important meeting.

AVAILABLE INFORMATION

We are required to file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You can read our filings with the Securities and Exchange Commission over the Internet at the SEC’s website at www.sec.gov. You may read and copy any document we file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, the New York Regional Office located at 233 Broadway, New York, NY 10279, and the Chicago Regional Office located at Northwestern Atrium Center, 500 West Madison Street, Chicago, IL 60661. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference facilities. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC Internet site is www.sec.gov. Our SEC filings are also available at the office of the Nasdaq National Market. For further information on obtaining copies of our public filings at the Nasdaq National Market you should call (212) 656-5060.

By Order of the Board of Directors of

CALIFORNIA PIZZA KITCHEN, INC.

Susan M. Collyns

Chief Financial Officer and Secretary

April 25, 2005

Appendix A

THE CALIFORNIA PIZZA KITCHEN

EXECUTIVE BONUS PLAN

SECTION 1.    PURPOSE OF THE PLAN

The California Pizza Kitchen Executive Bonus Plan (the “Plan”) is established to promote the interests of California Pizza Kitchen and its Subsidiaries (collectively the “Company”), by creating an incentive program to (a) attract and retain employees with outstanding competencies who will strive for excellence (b) motivate those individuals to exert their best efforts on behalf of the Company by providing them with compensation in addition to their base salaries; and (c) further the identity of interests of such employees with those of the Company’s stockholders through a strong performance-based reward system.

SECTION 2.    ADMINISTRATION OF THE PLAN

The Compensation Committee of the Board of Directors of the Company (the “Committee”) shall administer the Plan. The Committee shall be composed solely of two or more “outside directors” within the meaning of Treasury Regulations § 1.162-27 (or any successor regulation) and shall be appointed pursuant to the Bylaws of the Company. The Committee shall have discretionary authority to interpret the Plan, establish rules and regulations to implement the Plan, and make all determinations deemed necessary or advisable for the administration of the Plan, in its sole discretion. Decisions of the Committee shall be final and binding on all parties who have an interest in the Plan.

SECTION 3.    ELIGIBILITY FOR AWARDS

(a) Eligibility Requirements.    Awards under the Plan may be granted by the Committee to those Employees holding Vice President or more senior executive-level positions with the Company.

(b) Definition of Employee.    For purposes of the Plan, an individual shall be considered an “Employee” if he or she is employed by the Company or other business entity in which the Company shall directly or indirectly own, at the time of determination, stock possessing 50% or more of the total combined voting power of all classes of stock or other ownership interest (each a “Subsidiary”). No award may be granted to a member of the Company’s Board of Directors except for services performed as an employee of the Company.

SECTION 4.    BONUS AWARDS

(a) Form of Awards.    Bonus awards under this Plan shall be paid in cash, less applicable withholdings and deductions.

(b) Target Award Amounts.    Target award amounts shall be based on a percentage of each eligible Employee’s annual base salary for each performance period as determined by the Committee in its sole discretion within 90 days after the commencement of such performance period but in no event after 25% of the performance period has elapsed.

(c) Bonus Formula.    The formula used to determine bonus awards for each eligible Employee shall be determined according to a matrix or matrices that shall be adopted by the Committee within 90 days of the commencement of each performance period but in no event after 25% of the performance period has elapsed. The matrix or matrices may be different for each eligible Employee and shall be based on one or more objective performance criteria to be selected by the Committee from among the following, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group or index, in each case as specified by the Committee: (1) cash flow, (2) earnings per share, (3) earnings before interest and taxes, (4) earnings before interest, taxes, depreciation and amortization, (5) earnings before interest, taxes, depreciation, amortization and pre-opening costs, (6) return on equity, (7) total stockholder return, (8) share price performance, (9) return on capital, (10) return on assets or net assets, (11) revenue, (12) income or net income, (13) operating income or net operating income, (14) operating profit or net operating profit, (15) operating margin or profit margin, (16) return on operating revenue, (17) return on invested capital, (18) market segment shares, (19) sales, (20) unit openings, or (21) customer satisfaction (“Qualifying Performance Criteria”). The Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in managements’ discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year. Awards shall be determined by applying the bonus formula to the target award amount of each eligible Employee.

(d) Maximum Award Amounts.    The maximum award that may be paid to any eligible Employee under this Plan for any calendar year shall not exceed $1.2 million.

(e) Power to Reduce Bonus Amounts.    Notwithstanding anything to the contrary contained in this Plan, the Committee shall have the power, in its sole discretion, to reduce the amount payable to any eligible Employee (or to determine that no amount shall be payable to such eligible Employee) with respect to any award prior to the time the amount otherwise would have become payable hereunder. Such reductions may be based upon the recommendations of the Chief Executive Office. In the event of such a reduction, the amount of such reduction shall not increase the amounts payable to other eligible Employees under the Plan.

(f) Entitlement to Bonus.    No eligible Employee shall earn any portion of a bonus award under the Plan until the date that the Committee has authorized payment of the award and, to the extent required by section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), certified that the applicable performance criteria have been satisfied.

(g) Termination of Employment and Leaves of Absence.    In the event of death or disability before the date that the bonus award is earned, the Committee shall have the sole discretion to award all or any portion of the bonus. If an eligible Employee is on a leave of absence for a portion of the relevant performance period, the bonus to be awarded shall be prorated to reflect only the time when he or she was actively employed and not any period when he or she was on leave.

SECTION 5.    PAYMENT OF BONUS AWARDS

Bonus awards shall be paid to each eligible Employee as soon as practicable, and in any event within two and one-half months, after the close of the performance period.

SECTION 6.    GENERAL PROVISIONS

(a) Plan Amendments.    The Committee may at any time amend, suspend or terminate the Plan. Stockholder approval shall be obtained for any amendment to the extent necessary and desirable to qualify the awards hereunder as performance-based compensation under section 162(m) of the Code and to comply with applicable laws, regulations or rules.

(b) Benefits Unfunded.    No amounts awarded or accrued under this Plan shall be funded, set aside or otherwise segregated prior to payment. The obligation to pay the bonuses awarded hereunder shall at all times be an unfunded and unsecured obligation of the Company. Eligible Employees shall have the status of general creditors and shall look solely to the general assets of the Company for the payment of their bonus awards.

THE CALIFORNIA PIZZA KITCHEN, INC.

EXECUTIVE BONUS PLAN

(c) Benefits Nontransferable.    No eligible Employee shall have the right to alienate, pledge or encumber his or her interest in this Plan, and such interest shall not (to the extent permitted by law) be subject in any way to the claims of the Employee’s creditors or to attachment, execution or other process of law.

(d) No Employment Rights.    No action of the Company in establishing the Plan, no action taken under the Plan by the Committee and no provision of the Plan itself shall be construed to grant any person the right to remain in the employ of the Company or its subsidiaries for any period of specific duration. Rather, each Employee will be employed “at will,” which means that either such Employee or the Company may terminate the employment relationship at any time and for any reason, with or without cause or notice. No Employee shall have the right to any future award under the Plan.

(e) Governing Law.    The Plan and any actions taken in connection herewith shall be governed by and construed in accordance with the laws of the state of California (without regard to applicable Delaware principles of conflict of laws).

ANNUAL MEETING OF STOCKHOLDERS OF

CALIFORNIA PIZZA KITCHEN, INC.

May 26, 2005

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

PROPOSAL 1. Election of Directors of California Pizza Kitchen, Inc.

NOMINEES:
☐ FOR ALL NOMINEES	☐ William C. Baker
☐ Larry S. Flax
☐ WITHHOLD AUTHORITY	☐ Henry Gluck
FOR ALL NOMINEES	☐ Steven C. Good
☐ Avedick B. Poladian
☐ FOR ALL EXCEPT	☐ Charles G. Phillips
(See instructions below)	☐ Richard L. Rosenfield

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

	FOR	AGAINST	ABSTAIN
PROPOSAL 2. Approval of The California Pizza Kitchen Executive Bonus Plan.	☐	☐	☐

	FOR	AGAINST	ABSTAIN
PROPOSAL 3. Ratification of Appointment of Ernst & Young LLP as independent registered public accountants.	☐	☐	☐

This proxy authorizes Larry S. Flax, Richard L. Rosenfield and Susan M. Collyns, or any one of them, to vote at his or her discretion on any other matter that may properly come before the annual meeting or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF EACH OF THE NOMINEES LISTED ABOVE AND IN FAVOR OF EACH OF THE OTHER PROPOSALS. HOWEVER, FOR SHARES HELD THROUGH A BROKER OR OTHER NOMINEE WHO IS A NEW YORK STOCK EXCHANGE MEMBER ORGANIZATION, THOSE SHARES WILL ONLY BE VOTED IN FAVOR OF PROPOSAL NUMBER TWO IF THE STOCKHOLDER HAS PROVIDED SPECIFIC VOTING INSTRUCTIONS TO THE BROKER OR OTHER NOMINEE TO VOTE THE SHARES IN FAVOR OF PROPOSAL NUMBER TWO.

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CALIFORNIA PIZZA KITCHEN, INC. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THESE PROPOSALS.

Signature of Stockholder                                          Date:                          Signature of Stockholder                                           Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.

FORM OF PROXY

CALIFORNIA PIZZA KITCHEN, INC.

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF CALIFORNIA PIZZA KITCHEN, INC.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on May 26, 2005 and appoints Larry S. Flax, Richard L. Rosenfield and Susan M. Collyns, or any one of them, with full power of substitution, as proxy for the undersigned, to vote all shares of common stock, $0.01 par value per share, of California Pizza Kitchen, Inc. owned of record by the undersigned, with all powers the undersigned would have if personally present at the Annual Meeting of Stockholders of California Pizza Kitchen, Inc. to be held on May 26, 2005 at 10:00 a.m. in the Redondo Room at the Sheraton Gateway Hotel, 6101 W. Century Blvd., Los Angeles, California 90045 and any adjournments or postponements thereof for the following purposes:

(PLEASE DATE AND SIGN ON REVERSE SIDE)

ANNUAL MEETING OF STOCKHOLDERS OF

CALIFORNIA PIZZA KITCHEN, INC.

May 26, 2005

PROXY VOTING INSTRUCTIONS

MAIL – Date, sign and mail your proxy card in the envelope provided as soon as possible.	COMPANY NUMBER

– OR –	ACCOUNT NUMBER

TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

– OR –

INTERNET – Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

“You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the meeting date.”

Please detach along perforated line and mail in the envelope provided

IF you are not voting via telephone or the Internet.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

PROPOSAL 1. Election of Directors of California Pizza Kitchen, Inc.

NOMINEES:
☐ FOR ALL NOMINEES	☐ William C. Baker
☐ Larry S. Flax
☐ WITHHOLD AUTHORITY	☐ Henry Gluck
FOR ALL NOMINEES	☐ Steven C. Good
☐ Avedick B. Poladian
☐ FOR ALL EXCEPT	☐ Charles G. Phillips
(See instructions below)	☐ Richard L. Rosenfield

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

	FOR	AGAINST	ABSTAIN
PROPOSAL 2. Approval of The California Pizza Kitchen Executive Bonus Plan.	☐	☐	☐
	FOR	AGAINST	ABSTAIN
PROPOSAL 3. Ratification of Appointment of Ernst & Young LLP as independent registered public accountants.	☐	☐	☐

This proxy authorizes Larry S. Flax, Richard L. Rosenfield and Susan M. Collyns, or any one of them, to vote at his or her discretion on any other matter that may properly come before the annual meeting or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF EACH OF THE NOMINEES LISTED ABOVE AND IN FAVOR OF EACH OF THE OTHER PROPOSALS. HOWEVER, FOR SHARES HELD THROUGH A BROKER OR OTHER NOMINEE WHO IS A NEW YORK STOCK EXCHANGE MEMBER ORGANIZATION, THOSE SHARES WILL ONLY BE VOTED IN FAVOR OF PROPOSAL NUMBER TWO IF THE STOCKHOLDER HAS PROVIDED SPECIFIC VOTING INSTRUCTIONS TO THE BROKER OR OTHER NOMINEE TO VOTE THE SHARES IN FAVOR OF PROPOSAL NUMBER TWO.

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CALIFORNIA PIZZA KITCHEN, INC. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THESE PROPOSALS.

Signature of Stockholder                                                       Date:                      Signature of Stockholder                                           Date:

Note:	Pease sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.